ALICO HIRES CHIEF FINANCIAL OFFICER

La Belle, FL., September 14, 2010 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced today the hiring of Scott Whitney as Chief Financial Officer, effective September 27, 2010.  Mr. Whitney will be responsible for all corporate finance, treasury and accounting functions for Alico, Inc. and its subsidiaries.

Mr. Whitney most recently was the Senior Vice President and Chief Financial Officer for Bonita Bay Group a diversified company involved in the planning, development, sales and management of master-planned communities and commercial developments.  Prior to his involvement with Bonita Bay Group he held similar positions with Damon Custom Structures, Inc. a state certified general contractor specializing in custom waterfront homes throughout Southwest Florida, Bedford Property Investors, Inc. a real estate investment trust, and WCI Communities, L.P., a developer of lifestyle communities.  Mr. Whitney holds a BS in Accounting and Finance from Northern Illinois University.

JD Alexander, President and CEO of Alico stated, “As we continue to capitalize on our experience in the real estate industry in Florida we are pleased to have someone with the seasoned experience Scott will bring as CFO.  Scott’s 34 year background in finance and real estate will add significant value to our efforts as we move forward with future targeted business opportunities at Alico and will be instrumental in our work of increasing shareholder value.  We expect a smooth transition as Scott works with our outgoing CFO Pat Murphy.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:
 JD Alexander
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, such as the statement that Mr. Whitney’s experience will add significant value to the Company’s efforts as they move forward with future targeted business opportunities and will be instrumental in the Company’s work in increasing shareholder value, and that the Company expects a smooth transition in the CFO position, involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.